SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 31, 2001

PROTECTIVE LIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12332	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South, Birmingham, Alabama	35223
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (205) 879-9230

N/A
(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

        On October 31, 2001, Registrant issued a press release with respect to its earnings which is included as an Exhibit to this Current Report and incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
BY/s/Jerry W. DeFoor
Jerry W. DeFoor
Vice President and Controller

Dated:   October 31, 2001

Exhibit Index

Exhibit Number	Description	Page Number
99	Press Release Dated October 31, 2001

Exhibit 99

Editor’s note: Earlier this year the Company announced that it had entered into an agreement to sell substantially all of its Dental Benefits Division, and that concurrent with the sale, the Company would also discontinue other health insurance lines. The Company also announced that these other health insurance lines would report a $.15 per share loss in the quarter ended June 30. Additionally, when the announced transactions are completed, they will be accounted for as discontinued operations and the Company’s historical statements of income will be restated. References herein to “continuing operations” and “discontinued operations” refer to the Company’s results on an unaudited, pro forma basis, as they will be restated when the announced transactions are completed and accounted for as discontinued operations. Most analysts’ estimates for 2001 continue to include income from the operations that will be discontinued later this year, and exclude the $.15 per share loss in the second quarter.

PROTECTIVE ANNOUNCES 3Q2001 EARNINGS

BIRMINGHAM, Alabama (October 31, 2001) Protective Life Corporation (NYSE:PL) announced third quarter results today. The Company’s diluted operating income was $.61 per share compared to $.56 per share last year. In the first nine months of 2001, the Company’s diluted operating income was $1.80 per share, excluding a $.15 per share reserve strengthening in its other health insurance lines in the 2001 second quarter. In the first nine months of last year, the Company’s operating income per share was $1.57 per share, excluding income of $.24 per share from the sale of the Company’s Hong Kong affiliate. Operating income per share is net income per share-diluted excluding realized investment gains and losses and related amortization, and cumulative effect of change in accounting principle.

Drayton Nabers, Jr., Chairman of the Board and Chief Executive Officer of the Company states: “We’re pleased to report solid company performance in the third quarter and the first nine months of 2001. Particular credit is due the Acquisitions, Individual Life and West Coast divisions for outstanding earnings growth in the quarter and year to date. While the current environment has its challenges, we were fortunate that the overall effect of the tragic September 11 events on our businesses has been modest. The quality of our assets remains high, which is very important in the current economic environment. We remain optimistic about the balance of the year and our position as we enter 2002.”

At September 30, 2001, the Company’s assets were approximately $18.6 billion. Share-owners’ equity per share was $19.83 excluding $1.66 per share of unrealized investment gains resulting from marking the Company’s securities to market value. Operating return on average equity for the twelve months ending September 30, 2001 was 13.1% excluding the reserve strengthening.

NET INCOME

Earlier this year, the Company announced that it had entered into an agreement to sell substantially all of its Dental Benefits Division, and that concurrent with the sale, the Company would also discontinue other health insurance lines (currently being reported in the Company’s Corporate and Other business segment). The Company also reported a $.15 per share loss (primarily due to reserve strengthening) for these other health insurance lines in the quarter ended June 30. Additionally, when the transactions are completed, they will be accounted for as discontinued operations and the historical statements of income of the Company will be restated. “Continuing operations” and “discontinued operations” refer to the Company’s results on an unaudited, pro forma basis, as they are expected to be restated when the transactions are completed and accounted for as discontinued operations.

The tables below set forth for the periods shown the components of net income per share-diluted relating to operations to be discontinued upon the sale of the Dental Benefits Division, the sale of the Company’s Hong Kong affiliate, the other health insurance lines reserve strengthening, marking the Company’s derivative instruments to market value, and the adoption of SFAS No. 133.

                                 NET INCOME PER SHARE-DILUTED
                              FOR THE QUARTER ENDING SEPTEMBER 30

                                                                2001          2000
                                                                ----          ----
Operating income
    Continuing operations ..........................         $   .51       $   .49
    Discontinued operations ........................             .10           .07
                                                                 ---           ---
                                                                 .61           .56

Realized investment gains (losses)
and related amortization
    Investments ....................................            (.09)         (.06)
    Derivative instruments .........................             .09           .02
                                                                 ---           ---
Net income .........................................         $   .61       $   .52
                                                                 ===           ===

                            NET INCOME PER SHARE-DILUTED
                       FOR THE NINE MONTHS ENDING SEPTEMBER 30

                                                                2001          2000
                                                                ----          ----
Operating income
    Continuing operations ..........................        $   1.56      $   1.42
    Discontinued operations ........................             .24           .15
                                                                ----          ----
                                                                1.80          1.57

    Sale of Hong Kong affiliate ....................             --            .24

    Other health insurance lines
    reserve strengthening ..........................            (.15)          --
                                                                ----          ----
                                                                1.65          1.81

Realized investment gains (losses)
and related amortization
    Investments ....................................            (.09)         (.07)
    Derivative instruments .........................             .10           .02

SFAS No. 133 cumulative effect of the
change in accounting principle .....................            (.11)          --
                                                                ----          ----
Net income .........................................        $   1.55      $   1.76
                                                                ====          ====

Consolidated net income was $42.6 million in the 2001 third quarter compared to $34.0 million last year, and $107.8 million for the first nine months of 2001 compared to $116.3 million last year. Diluted net income was $.61 per share in the 2001 third quarter compared to $.52 per share last year, and $1.55 per share for the first nine months of 2001 compared to $1.76 per share last year.

OPERATING INCOME BEFORE INCOME TAX

The table below sets forth operating income before income tax by business segment for the periods shown:

                       OPERATING INCOME BEFORE INCOME TAX
                       FOR THE QUARTER ENDING SEPTEMBER 30
                                 (IN THOUSANDS)

                                                           2001           2000
                                                           ----           ----
Life insurance
         Individual Life .........................      $ 14,123       $  9,942
         West Coast ..............................        11,558          9,488
         Acquisitions ............................        15,665         12,443

Specialty insurance products
         Dental Benefits
              Continuing operations ..............          (712)         1,002
              Discontinued operations ............         7,450          7,631
         Financial Institutions ..................         8,041          8,588

Retirement savings and
investment products
         Stable Value Products ...................         7,767          7,039
         Investment Products .....................         4,529          4,688

Corporate and Other
         Continuing operations ...................        (3,981)        (3,058)
         Discontinued operations .................             0            (34)
                                                          ------         ------
Total operating income before income tax .........      $ 64,440       $ 57,729
                                                          ======         ======

                          OPERATING INCOME BEFORE INCOME TAX
                       FOR THE NINE MONTHS ENDING SEPTEMBER 30
                                  (IN THOUSANDS)

                                                           2001           2000
                                                           ----           ----
Life Insurance
         Individual Life .........................     $  34,712      $  29,763
         West Coast ..............................        32,876         26,373
         Acquisitions ............................        47,260         38,492

Specialty Insurance Products
         Dental Benefits
              Continuing operations ..............          (983)         3,276
              Discontinued operations ............        25,079         19,725
         Financial Institutions ..................        25,253         23,024

Retirement Savings and
Investment Products
         Stable Value Products ...................        24,422         22,986
         Investment Products .....................        12,885         11,978

Corporate and Other
         Continuing operations ...................        (9,882)        14,772
         Discontinued operations .................       (17,817)        (3,354)
                                                         -------        -------
Total operating income before income tax .........     $ 173,805      $ 187,035
                                                         =======        =======

The Individual Life Division’s pretax operating income was $34.7 million in the first nine months of 2001, compared to $29.8 million in the same period of 2000, an increase of 17%. Pretax operating income in the 2001 third quarter was $14.1 million compared to $9.9 million last year. The Division’s mortality experience was worse than expected in the 2001 third quarter (including life insurance claims related to the attacks on September 11 which after reinsurance netted to $0.5 million). The higher claims were offset by earnings growth. Also, the Division benefited from an internal duration/interest rate swap with the Company’s Stable Value Products Division.

The West Coast Division had pretax operating income of $32.9 million in the first nine months of 2001 compared to $26.4 million last year, a 25% increase. Pretax operating income in the 2001 third quarter was $11.6 million compared to $9.5 million last year.

Pretax operating income of the Acquisitions Division was $47.3 million in the first nine months of 2001, 23% higher than last year’s $38.5 million. In January, the Division completed its acquisition of approximately 70,000 individual life insurance policies from Standard Insurance Company. This acquisition contributed $9.4 million of pretax income in the first nine months of 2001. Pretax operating income in the third quarter of 2001 was $15.7 million compared to $12.4 million last year. The Division’s mortality experience was worse than expected in the 2001 third quarter. The Division also benefited from an internal duration/interest rate swap with the Stable Value Products Division.

On October 1, the Company’s Acquisition Division completed its acquisition of Inter-State Assurance Company and First Variable Life Insurance Company from Ilona Financial Group, Inc.

Pretax operating income of the Dental Benefits Division was $24.1 million in the first nine months of 2001, 5% higher than last year’s $23.0 million. Pretax operating income in the third quarter of 2001 was $6.7 million compared to $8.6 million last year. Earlier this year, the Company announced that it had entered into an agreement to sell substantially all of its Dental Benefits Division to Fortis, Inc. The companies anticipate that the transaction will be completed in December, subject to regulatory approval and customary closing conditions.

Pretax operating income of the Financial Institutions Division was $25.3 million in the first nine months of 2001, 10% above the $23.0 million last year. Pretax operating income in the 2001 third quarter was $8.0 million compared to $8.6 million last year. Service contract claims were seasonally higher in the 2001 third quarter consistent with last year. Incurred credit insurance claims were also higher in the current quarter, but were offset by a release of reserves. The Division’s future results may be negatively affected by the slowing economy. Lower consumer lending and fewer automobile purchases could negatively affect the Division’s sales. Also, the level of claims typically increases in a slowing economy.

The Stable Value Products Division’s pretax operating income of $24.4 million in the first nine months of 2001 was 6% above the $23.0 million reported in 2000. Stable value product account balances were up 24% at September 30, 2001 as compared to September 30, 2000. Operating spreads in the first nine months of 2001 were lower than last year. Internal duration/interest rate swaps between the Division and the Individual Life and Acquisitions Divisions shifted investment income to those Divisions as short-term interest rates have fallen and the yield curve has steepened. Pretax operating income was $7.8 million in the 2001 third quarter compared to $7.0 million last year.

The Investment Products Division’s pretax operating income of $12.9 million in the first nine months of 2001 was 8% above the $12.0 million reported in 2000. The 2001 results include a $2.0 million tax benefit related to the Division’s variable annuities. Pretax operating income in the 2001 third quarter was $4.5 million compared to $4.7 million last year. The Division’ future results may also be negatively affected by the slowing economy. Volatile equity markets could negatively affect sales of variable annuities and the fees the Division assesses on variable annuity contracts. Lower interest rates could negatively affect sales of fixed annuities. Concurrent with and related to the sale of the Dental Benefits Division, the Company will also discontinue other health insurance lines. These other health insurance lines (currently being reported in the Company’s Corporate and Other business segment) were initiated and managed by the Dental Benefits Division in ventures with third parties.

Excluding the other health insurance lines’ reserve strengthening in the second quarter of 2001, and the sale of the Company’s Hong Kong affiliate in the first quarter of 2000, the Corporate and Other business segment had a pretax operating loss of $11.7 million in the first nine months of 2001, compared to a loss of $12.6 million in the same period of 2000. The segment reported a loss of $4.0 million in the 2001 third quarter compared to a loss of $3.1 million in the third quarter of 2000.

SALES

The table below sets forth divisional sales for the periods shown:

                                           SALES
                            FOR THE QUARTER ENDING SEPTEMBER 30
                                       (IN MILLIONS)

                                                               2001           2000
Life insurance                                                 ----           ----
         Individual Life .........................         $   24.9       $   18.9
         West Coast ..............................             13.5           13.7

Specialty insurance products
         Dental Benefits - dental ................             20.2           18.6
         Dental Benefits - other .................              3.4            4.7
         Financial Institutions ..................            136.2          136.7

Retirement savings and
investment products
         Stable Value Products ...................            377.5          278.1
         Investment Products .....................            278.8          239.5

                                             SALES
                             FOR THE NINE MONTHS ENDING SEPTEMBER 30
                                          (IN MILLIONS)

                                                             2001             2000
Life Insurance
         Individual Life .......................         $   69.9       $     71.7
         West Coast ............................             37.4             58.7

Specialty Insurance Products
         Dental Benefits - dental ..............             67.7             69.4
         Dental Benefits - other ...............             11.0             17.3
         Financial Institutions ................            384.4            397.4

Retirement Savings and
Investment Products
         Stable Value Products .................            988.2          1,005.8
         Investment Products ...................            750.4            736.6

(The sales statistics in the above tables are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future divisional profitability, and therefore are not intended to be predictive of future profitability.)

Individual Life Division sales measured by new premiums in the first nine months of 2001 were $69.9 million, as compared to $71.7 million last year when Regulation Triple X boosted sales in the first half of 2000. Sales in the 2001 third quarter increased 32% over those of the third quarter of 2000.

The West Coast Division’s sales in the first nine months of 2001 totaled $37.4 million. Sales in the first nine months of 2000, including Triple X sales, were $58.7 million. Sales in the 2001 third quarter were slightly below those of the third quarter last year.

The Dental Benefits Division’s sales in the first nine months of 2001 were $78.7 million as compared to $86.7 million last year. Indemnity sales are ahead of last year’s level; while prepaid dental sales are below last year.

Financial Institutions sales were $384 million in the first nine months of 2001, down from $397 million last year. This decline reflects a slowing economy and a decrease in the level of automobile purchases and bank lending activity.

The Stable Value Products Division sold $1.0 billion of deposits in the first nine months of 2001, approximately the same as last year. Traditional guaranteed investment contract sales have increased 33% while sales of funding agreements have decreased 14%.

In the Investment Products Division, variable annuity sales were $198 million in the 2001 first nine months, 5% above the same period last year. Fixed and immediate annuity sales were $552 million, slightly above last year.

CONFERENCE CALL

There will be a conference call today for management to discuss third quarter results with analysts and professional investors at 10:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-603-4928 (international callers 706-634-6332) shortly before that time. A recording of the call will be available from 1:00 p.m. Eastern October 31 until midnight November 1. You may access the recording by calling 1-800-642-1687 (International callers 706-645-9291) and giving the code number 2190096.

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available until midnight November 7 on the Company’s web site.

Supplemental financial information is also available through “fax on demand” by calling 1-800-323-6124 and requesting item number 2013.

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided include “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to many types of risks that could negatively affect our business; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from year to year, and actual results could differ from our expectations; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest-rate fluctuations could negatively affect our spread income or otherwise impact our business; insurance companies are highly regulated; tax law changes could adversely affect our ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; a decrease in sales or persistency could negatively affect our results; our investments are subject to risks; our growth from acquisitions involves risks; we are dependent on the performance of others; and our reinsurance program involves risks. Please refer to Exhibit 99 of Protective Life Corporation’s most recent Form 10-K/10-Q for more information about these factors that could affect future results.

CONTACTS:

John D. Johns
President and Chief Operating Officer
(205)868-4400

Allen W. Ritchie
Executive Vice President and Chief Financial Officer
(205)868-3500

Jerry W. DeFoor
Vice President and Controller
(205)868-3515